Exhibit 23.2
April 24, 2009
Board of Directors
Penn Millers Mutual Holding Company
72 North Franklin Street
Wilkes-Barre, Pennsylvania 18773
Members of the Board:
We hereby consent to the use of our firm’s name in the Registration Statement on Form S-1 and related amendments thereto (the “Form S-1”) of Penn Millers Holding Corporation as filed with the Securities and Exchange Commission (the “SEC”). We also consent to the inclusion of, summary of, and reference to our Pro Forma Valuation Appraisal Report as of April 1, 2009 in the Form S-1 included in the Prospectus of Penn Millers Holding Corporation.
We further consent to the inclusion of, summary of, and reference to in the Form S-1 of our opinion letter as to the value of subscription rights to be received by eligible PMMHC policyholders pursuant to the Plan of Conversion (the “Plan”) adopted by the Board of Directors of PMMHC on April 22, 2009.
In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the SEC thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of the Registration Statement on Form S-1 within the meaning of the term “experts” as used in the Act or the Regulations.
Sincerely,
Curtis Financial Group, LLC